Exhibit 99.1

IDEXX Laboratories Announces Second Quarter Results

- Catalyst® instrument placements at all-time record level of over 1,100 units and premium hematology placements at Q2 record level of over 900 units

- Achieves 13% normalized organic growth in CAG Diagnostics recurring revenues, supported by continued strong gains in instrument consumable and reference lab sales

- Delivers EPS of $0.60, up 9% from prior year or 18% adjusted for currency impacts

- Maintains 2015 revenue and EPS guidance

WESTBROOK, Maine, July 30, 2015 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX) today reported revenues for the second quarter of 2015 of $413 million, an increase of 6% compared to the prior year period. Impacts from the strengthening of the US dollar reduced reported revenue growth by 7%. Normalized organic revenue growth1,2 for the quarter was 11%, supported by strong growth in the Companion Animal Group ("CAG") and Water. Earnings per diluted share ("EPS") was $0.60 for the quarter, an increase of 9% compared to the prior year period despite a negative $0.05 per share impact related to net changes in foreign exchange rates.

"We are very pleased with the Company's performance in the second quarter. Instrument placements were outstanding. Placements were strong in all geographic regions, benefiting from our robust worldwide commercial capabilities and best in class products including Catalyst One®, our next generation chemistry analyzer. We expect continued momentum with instrument placements and have updated our outlook to well over 9,000 chemistry and hematology instrument placements for the full year 2015, which bodes well for long-term growth in the recurring instrument consumable revenues," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer.

"Growth of CAG Diagnostics recurring revenue was strong, supported by continued high growth in our reference laboratory diagnostic and consulting services, particularly in the US, as well as continued strong growth in instrument consumable revenues. Our full launch earlier this month of our new kidney function test, SDMA, has been flawless. In just a few weeks, nearly 9,000 US veterinary practices have benefitted from SDMA results on over 140,000 patients.

"Revenue for our rapid assay products, which increased 3% in the quarter, was consistent with our expectations for normalized organic growth," added Ayers. "Recent head-to-head comparison studies, including those that have been peer-reviewed, have demonstrated IDEXX's significant superiority in test sensitivity in both canine and feline lines over competing tests using the lateral flow platform. Higher sensitivity in the detection of infectious diseases is due in part to our SNAP® platform, which is unique in using reference lab ELISA technology. We know that test accuracy is the primary factor that customers value with these in-house kits, given the importance of accurately detecting the presence of these serious infectious diseases in practice. We are well equipped to communicate this data to our customers with our fully direct US sales organization.

"We are on track to accelerate CAG Diagnostics recurring revenue growth in future quarters as we continue to gain productivity from our US all-direct sales strategy and our momentum internationally. We also benefit from an unprecedented wave of innovations we are bringing to the market, including the recently launched SDMA and fecal antigen tests in the reference labs, the total T4 slide on our Catalyst chemistry platform, the new SNAP test for Leptospirosis, the H3N2 dog flu test, and several advancements in our VetConnect® PLUS cloud-based and mobile diagnostic results viewing app."

Second Quarter Financial Performance Highlights

Second quarter revenue increased 6% to $413 million. Normalized organic revenue growth was 11% and benefited in part from incremental margin capture associated with the move to an all-direct sales model for US CAG Diagnostics.

  Companion Animal Group normalized organic revenue growth was 13% for the second quarter. Gains were driven by 19% normalized organic revenue growth in IDEXX VetLab® consumables, primarily due to double digit volume increases and benefits from margin capture, and 12% organic revenue growth2 in reference lab and consulting services.
  Catalyst placements increased 44% and premium hematology instrument placements increased 30% in the second quarter compared to the prior year period. Instrument revenues increased 38% organically, including a 16% growth benefit from recognition of deferred revenue associated with the Catalyst One introductory offer.
  Livestock, Poultry and Dairy ("LPD") organic revenue declined 1% for the second quarter. Growth in new products worldwide and strong performance in China was offset by lower livestock services revenue in Australia.
  Water's organic revenue growth was 8% in the second quarter, supported by worldwide increases in core coliform and E.coli products and the launch of our new Quanti-Tray® Sealer PLUS product.

Operating margins were 21.4% in the second quarter, up slightly compared to prior year period margins of 21.3%. Gross profits increased 7%, reflecting a moderate increase in gross margins to 56.3% from 56.0% in the prior year period. Operating expenses increased 7% primarily due to costs associated with the all-direct US CAG Diagnostics sales strategy and other increases in global commercial resources, partly offset by the favorable impact of foreign exchange.

Financial Outlook for 2015

The Company is maintaining its previous 2015 financial guidance, adjusted to account for the June 15, 2015 two-for-one stock split, as summarized below:

Amounts in millions except per share data and percentages
	Guidance Range	Growth Definition	Year-over-Year Growth
Revenue	$1,600 - $1,620	Normalized Organic Revenue Growth[2]	12% to 13%
		Reported	8% to 9%
EPS	$2.07 - $2.12	Adjusted	4% to 6%[3]
		Reported	16% to 18%
Free Cash Flow[4]	80% - 90%
of net income
Capital Expenditures	~$100

At current foreign exchange rates, we estimate that the effect of the stronger US dollar will adversely impact 2015 reported revenue and EPS growth by 6% and 9%, respectively.

The guidance above reflects the assumptions that the value of the US dollar relative to other currencies will remain at our current assumptions of the euro at $1.08, the British pound at $1.55, the Canadian dollar at $0.77, the Australian dollar at $0.74 and the Japanese yen at ¥124 to the US dollar for the remainder of 2015. Our full year financial outlook includes the benefit of hedge contracts which we expect will favorably impact EPS by approximately $0.16 per share.

The favorable deferred revenue impact of our Catalyst One introductory offer is expected to increase revenue growth for the full year 2015 by approximately 0.5%.

We expect an effective tax rate of 30%. This outlook has not assumed that the federal R&D tax credit, which benefited EPS by $0.03 per share in 2014, will be renewed in 2015.

We are projecting a reduction in weighted average shares outstanding of approximately 7.0% to 7.5%, and interest expense, net of interest income, of approximately $28 million reflecting current and projected borrowings.

Adjustments to EPS for 2014 used for calculating adjusted EPS growth are summarized below:

Earnings per share: Diluted (as Reported - adjusted for two-for-one stock split)	$1.79

Incremental expenses associated with transition to an all-direct sales strategy
- Non-recurring transition costs	0.06
- Expense ramp-up in advance of transition to new sales strategy	0.03

Impact of distributor inventory drawdown	0.14
Non-recurring income tax benefit related to the deferral of intercompany profits	(0.02)

Adjusted earnings per share: Diluted[3]	$2.00

Statement Regarding Non-GAAP Financial Measures

The following provides information regarding certain measures used in this earnings release that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to herein as non-GAAP financial measures. To supplement the Company's consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and are useful for period-over-period comparisons of the performance of the Company's business. While management believes that these non-GAAP financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies. See the notes to this earnings release for information regarding these non-GAAP financial measures and the reconciliations included in the notes and elsewhere in this earnings release for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will be hosting a conference call today at 8:30 a.m. (Eastern) to discuss its second quarter results and management's outlook. To participate in the conference call, dial 1-800-288-8968 or 1-612-332-0228 and reference confirmation code 363893. An audio replay will be available through Thursday, August 6, 2015 by dialing 1-320-365-3844 and referencing replay code 363893.

The call will also be available via live or archived webcast on the IDEXX Laboratories' website at www.idexx.com and will be available for one year.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 6,000 people and offers products to customers in over 175 countries.

1All references to growth and organic growth refer to growth compared to the equivalent period in 2014.

2Normalized organic revenue growth and organic revenue growth are non-GAAP financial measures. Management believes that reporting organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue performance with prior and future periods and to the performance of our peers. Organic revenue growth for the second quarter of 2015 excludes the impact of changes in foreign currency exchange rates, which had a 7% unfavorable impact on revenue growth, and revenue from business acquisitions, which contributed 0.5% to revenue growth. See the supplementary analysis of results below for a reconciliation of reported revenue growth to organic revenue growth for the three months ended June 30, 2015. Management also believes that reporting normalized organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue growth performance with prior and future periods. Normalized organic revenue growth excludes the impact of changes in our significant distributors' inventory levels on organic revenue growth. When selling our products through distributors, changes in distributors' inventory levels can impact our reported sales, and these changes may be affected by many factors, which may not be directly related to underlying end-user demand for our products. Effective January 1, 2015, we fully transitioned to an all-direct sales strategy in the US, however changes in prior year US distributors' inventory levels can still impact current year reported growth results. In certain countries internationally, we continue to sell our products through third party distributors. Although we are unable to obtain data for sales to end users from certain less significant non-US third party distributors, we do not believe the impact of changes in these distributors' inventories had or would have a material impact on our growth rates in the relevant periods. Reconciliation of organic revenue growth to normalized organic revenue growth for the second quarter of 2015 includes the following positive/(negative) impacts to organic revenue growth from changes in our significant distributors' inventory levels; Total Company 1.1%, US 2.1%, International (0.3%), CAG 1.4%, CAG Diagnostics Recurring 1.6%, VetLab consumables 1.5%, VetLab service and accessories 0.4%, and Rapid Assay 5.9%.

3Adjusted EPS and Adjusted EPS growth are non-GAAP financial measures. Management believes that reporting Adjusted EPS provides useful information to investors by facilitating easier comparisons of our EPS performance with prior and future periods. For the total year projected 2015 comparison to 2014, 2014 excludes impacts in the second half of 2014 related to the all-direct transition and a non-recurring income tax benefit related to the deferral of intercompany profits recorded in the third quarter of 2014. See table above for a reconciliation of 2014 EPS adjustments.

4Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period, excluding tax benefits attributable to share-based compensation arrangements, reduced by the Company's investments in fixed assets. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. See the supplementary analysis of results below for our calculation of free cash flow for the three months ended June 30, 2015 and 2014. With respect to this particular forward-looking projected non-GAAP financial measure, the Company is unable to provide a quantitative reconciliation as the inputs to the measurement are difficult to predict and estimate and are primarily dependent on future events.

Note Regarding Forward-Looking Statements

This earnings release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are included above under "Financial Outlook for 2015" and elsewhere and can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. Our forward-looking statements include statements relating to our revenue growth and EPS outlooks; free cash flow forecast; projected impact of currency exchange rates; projected capital expenditures, weighted average shares outstanding and interest expense; projected instrument placements; and product launches. These statements are based on management's expectation of future events as of the date of this earnings release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to successfully execute its strategy, including supporting its all-direct sales strategy in the US; the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture and service of in-clinic instruments;the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the effectiveness of the Company's sales and marketing activities; the Company's ability to manufacture complex biologic products; the impact of a change to our relationship with the Company's distributors;the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the Company's ability to manage the risks associated with the use of distributors to sell the Company's products; the impact of increased competition from existing and new technologies and technological advances by our competitors; the promotion and sale of our competitors' products by our former US distribution partners; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the impact of veterinary hospital consolidation, and the prevalence of buying consortiums on the markets for the Company's products; the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; changes in testing patterns or practices in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; a failure or perceived failure to comply with regulations and our policies regarding the privacy and protection of user data; the effect of any strengthening of the rate of exchange for the US dollar; the effect of any adverse changes in the financial markets on the value of the Company's investment portfolio; the impact of a weak economy on demand for the Company's products and services or increased customer credit risk; the effects of operations outside the US, including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions and local business and cultural factors; the impact of the Company's limited experience and small scale in the human point-of-care market; the effects of interruptions to the Company's operations due to natural or man-made disasters, system failures or disruptions or security breaches; the effect on the Company's stock price if quarterly or annual operating results do not meet expectations of market analysts or investors in future periods; potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives; and the Company's ability to obtain financing on favorable terms. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, in the sections captioned "Risk Factors," as well as the Company's other periodic reports filed or to be filed with the Securities and Exchange Commission.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Six Months Ended
		June 30 ,	June 30,	June 30,	June 30,
		2015	2014	2015	2014
Revenue:	Revenue	$ 413,343	$ 390,122	$ 795,820	$ 750,325
Expenses and
Income:	Cost of revenue	180,586	171,604	347,519	329,710
	Gross profit	232,757	218,518	448,301	420,615
	Sales and marketing	75,217	68,020	150,353	135,868
	General and administrative	44,920	41,846	87,519	82,935
	Research and development	24,317	25,433	49,323	48,547
	Income from operations	88,303	83,219	161,106	153,265
	Interest expense, net	(6,700)	(2,477)	(12,579)	(4,780)
	Income before provision for income taxes	81,603	80,742	148,527	148,485
	Provision for income taxes	24,665	23,498	45,011	44,648
Net Income:	Net income	56,938	57,244	103,516	103,837
	Less: Noncontrolling interest in subsidiary's
	earnings	26	26	10	34
	Net income attributable to stockholders	$ 56,912	$ 57,218	$ 103,506	$ 103,803
	Earnings per share: Basic	$ 0.61	$ 0.56	$ 1.10	$ 1.01
	Earnings per share: Diluted	$ 0.60	$ 0.55	$ 1.09	$ 1.00
	Shares outstanding: Basic	93,384	102,250	93,829	102,739
	Shares outstanding: Diluted	94,306	103,590	94,934	104,160

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2015	2014	2015	2014
Operating	Gross profit	56.3%	56.0%	56.3%	56.1%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	29.1%	28.2%	29.9%	29.2%
revenue):	Research and development expense	5.9%	6.5%	6.2%	6.5%
	Income from operations[1]	21.4%	21.3%	20.2%	20.4%

[1]Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		June 30,	Percent of	June 30,	Percent of
		2015	Revenue	2014	Revenue
Revenue:	CAG	$ 351,620		$ 322,129
	Water	25,051		24,487
	LPD	32,059		37,307
	Other	4,613		6,199
	Total	$ 413,343		$ 390,122

Gross Profit:	CAG	$ 192,546	54.8%	$ 177,754	55.2%
	Water	18,016	71.9%	16,107	65.8%
	LPD	19,486	60.8%	24,390	65.4%
	Other	2,361	51.2%	2,743	44.2%
	Unallocated Amounts	348	N/A	(2,476)	N/A
	Total	$ 232,757	56.3%	$ 218,518	56.0%

Income from
Operations:	CAG	$ 67,875	19.3%	$ 66,924	20.8%
	Water	11,954	47.7%	10,064	41.1%
	LPD	5,895	18.4%	10,747	28.8%
	Other	(237)	(5.1%)	(249)	(4.0%)
	Unallocated Amounts	2,816	N/A	(4,267)	N/A
	Total	$ 88,303	21.4%	$ 83,219	21.3%

		Six Months Ended		Six Months Ended
		June 30,	Percent of	June 30,	Percent of
		2015	Revenue	2014	Revenue
Revenue:	CAG	$ 676,151		$ 620,857
	Water	46,749		45,908
	LPD	63,329		71,518
	Other	9,591		12,042
	Total	$ 795,820		$ 750,325

Gross Profit:	CAG	$ 368,391	54.5%	$ 341,270	55.0%
	Water	33,262	71.2%	30,038	65.4%
	LPD	38,489	60.8%	46,244	64.7%
	Other	4,962	51.7%	6,144	51.0%
	Unallocated Amounts	3,197	N/A	(3,081)	N/A
	Total	$ 448,301	56.3%	$ 420,615	56.1%

Income from
Operations:	CAG	$ 120,304	17.8%	$ 120,928	19.5%
	Water	21,413	45.8%	18,180	39.6%
	LPD	11,846	18.7%	19,067	26.7%
	Other	(431)	(4.5%)	340	2.8%
	Unallocated Amounts	7,974	N/A	(5,250)	N/A
	Total	$ 161,106	20.2%	$ 153,265	20.4%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)

	Three Months Ended
Net Revenue	June 30, 2015	June 30, 2014	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG	$351,620	$322,129	$29,491	9.2%	(5.9%)	0.7%	14.4%
Water	25,051	24,487	564	2.3%	(6.1%)	-	8.4%
LPD	32,059	37,307	(5,248)	(14.1%)	(12.6%)	-	(1.5%)
Other	4,613	6,199	(1,586)	(25.6%)	(1.0%)	-	(24.6%)
Total	$413,343	$390,122	$23,221	6.0%	(6.5%)	0.5%	12.0%

	Three Months Ended
Net Revenue	June 30, 2015	June 30, 2014	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

United States	$254,242	$225,336	$28,906	12.8%	-	0.2%	12.6%
International	159,101	164,786	(5,685)	(3.4%)	(15.4%)	0.9%	11.1%
Total	$413,343	$390,122	$23,221	6.0%	(6.5%)	0.5%	12.0%

	Three Months Ended
Net CAG Revenue	June 30, 2015	June 30, 2014	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG Diagnostics recurring revenue:	$300,146	$276,949	$23,197	8.4%	(6.1%)	0.4%	14.1%
VetLab consumables	100,743	89,113	11,630	13.1%	(7.4%)	-	20.5%
VetLab service and accessories	14,018	13,433	585	4.4%	(6.9%)	-	11.3%
Rapid assay products	52,182	49,493	2,689	5.4%	(3.1%)	-	8.5%
Reference laboratory diagnostic and consulting services	133,203	124,910	8,293	6.6%	(6.5%)	1.0%	12.1%
CAG Diagnostics capital - instruments	24,064	18,993	5,071	26.7%	(11.1%)	-	37.8%
Customer information management and digital imaging systems	27,410	26,187	1,223	4.7%	(0.6%)	3.2%	2.1%
Net CAG revenue	$351,620	$322,129	$29,491	9.2%	(5.9%)	0.7%	14.4%

[1] The percentage change from currency is a non-GAAP financial measure. This measure represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended June 30, 2015 and the same period of the prior year applied to foreign currency-denominated revenues for the three months ended June 30, 2014.

[2] The percentage change from acquisitions is a non-GAAP financial measure. This measure represents the percentage change in revenue during the three months ended June 30, 2015 compared to the three months ended June 30, 2014 attributed to acquisitions subsequent to March 31, 2014.

[3] Organic revenue growth is a non-GAAP financial measure and represents the percentage change in revenue during the three months ended June 30, 2015 compared to the three months ended June 30, 2014 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)

	Six Months Ended
Net Revenue	June 30, 2015	June 30, 2014	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG	$676,151	$620,857	$55,294	8.9%	(5.7%)	0.6%	14.0%
Water	46,749	45,908	841	1.8%	(5.6%)	-	7.4%
LPD	63,329	71,518	(8,189)	(11.5%)	(12.1%)	-	0.6%
Other	9,591	12,042	(2,451)	(20.4%)	(1.1%)	-	(19.3%)
Total	$795,820	$750,325	$45,495	6.1%	(6.2%)	0.5%	11.8%

	Six Months Ended
Net Revenue	June 30, 2015	June 30, 2014	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

United States	$489,650	$432,930	$56,720	13.1%	-	0.2%	12.9%
International	306,170	317,395	(11,225)	(3.5%)	(14.6%)	0.9%	10.2%
Total	$795,820	$750,325	$45,495	6.1%	(6.2%)	0.5%	11.8%

	Six Months Ended
Net CAG Revenue	June 30, 2015	June 30, 2014	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG Diagnostics recurring revenue:	$578,911	$532,830	$46,081	8.6%	(5.9%)	0.4%	14.1%
VetLab consumables	199,135	173,434	25,701	14.8%	(7.1%)	-	21.9%
VetLab service and accessories	27,548	26,504	1,044	3.9%	(6.5%)	-	10.4%
Rapid assay products	95,819	92,552	3,267	3.5%	(2.9%)	-	6.4%
Reference laboratory diagnostic and consulting services	256,409	240,340	16,069	6.7%	(6.1%)	0.9%	11.9%
CAG Diagnostics capital - instruments	44,178	37,580	6,598	17.6%	(11.1%)	-	28.7%
Customer information management and digital imaging systems	53,062	50,447	2,615	5.2%	(0.7%)	3.2%	2.7%
Net CAG revenue	$676,151	$620,857	$55,294	8.9%	(5.7%)	0.6%	14.0%

[1] The percentage change from currency is a non-GAAP financial measure. This measure represents the percentage change in revenue resulting from the difference between the average exchange rates during the six months ended June 30, 2015 and the same period of the prior year applied to foreign currency-denominated revenues for the six months ended June 30, 2014.

[2] The percentage change from acquisitions is a non-GAAP financial measure. This measure represents the percentage change in revenue during the six months ended June 30, 2015 compared to the six months ended June 30, 2014 attributed to acquisitions subsequent to December 31, 2013.

[3] Organic revenue growth is a non-GAAP financial measure and represents the percentage change in revenue during the six months ended June 30, 2015 compared to the six months ended June 30, 2014 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

					June 30,	December 31,
					2015	2014
Assets:		Current Assets:
		Cash and cash equivalents			$ 163,152	$ 322,536
		Marketable securities			180,870	-
		Accounts receivable, net			199,444	152,380
		Inventories			184,500	160,342
		Other current assets			105,068	124,140
		Total current assets			833,034	759,398
	Property and equipment, net				326,041	303,587
	Other long-term assets, net				318,295	321,226
		Total assets			$ 1,477,370	$ 1,384,211
Liabilities and
Stockholders'
Equity:		Current Liabilities:
		Accounts payable			$ 58,212	$ 44,743
		Accrued liabilities			190,441	195,351
		Line of credit			498,000	549,000
		Deferred revenue			28,775	31,812
		Total current liabilities			775,428	820,906
		Long-term debt			598,925	350,000
		Other long-term liabilities			94,466	95,716
		Total long-term liabilities			693,391	445,716

	Total stockholders' equity				8,468	117,516
	Noncontrolling interest				83	73
	Total equity				8,551	117,589
	Total liabilities and stockholders' equity				$ 1,477,370	$ 1,384,211

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		June 30,	March 31,	December 31,	September 30,	June 30,
		2015	2015	2014	2014	2014
Selected
Balance Sheet	Days sales outstanding[1]	43.7	41.6	40.6	39.2	40.8
Information:	Inventory turns[2]	1.5	1.6	1.7	1.8	1.8

[1] Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2] Inventory turns represent inventory-related cost of product sales for the twelve months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Six Months Ended
		June 30,	June 30,
		2015	2014
Operating:	Cash Flows from Operating Activities:
	Net income	$ 103,516	$ 103,837
	Non-cash charges	42,396	32,582
	Changes in assets and liabilities	(71,644)	(13,179)
	Tax benefit from share-based compensation arrangements	(8,746)	(7,960)
	Net cash provided by operating activities	65,522	115,280
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(46,873)	(25,410)
	Purchase of marketable securities	(190,370)	-
	Proceeds from the sale and maturities of marketable securities	10,039	-
	Acquisitions of intangible assets	-	(175)
	Proceeds from sale of equity investment	-	5,400
	Acquisitions of a business, net of cash acquired	(383)	(1,161)
	Net cash used by investing activities	(227,587)	(21,346)
Financing:	Cash Flows from Financing Activities:
	(Repayments) borrowings on revolving credit facilities, net	(51,000)	107,000
	Issuance of long-term debt	250,097	-
	Payment of notes payable	-	(1,394)
	Repurchases of common stock	(220,097)	(196,626)
	Debt issue costs	(127)	(1,156)
	Proceeds from the exercise of stock options and employee stock purchase plans	15,650	14,707
	Tax benefit from share-based compensation arrangements	8,746	7,960
	Net cash provided (used) by financing activities	3,269	(69,509)
	Net effect of changes in exchange rates on cash	(588)	1,565
	Net (decrease) increase in cash and cash equivalents	(159,384)	25,990
	Cash and cash equivalents, beginning of period	322,536	279,058
	Cash and cash equivalents, end of period	$ 163,152	$ 305,048

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow[1]
Amounts in thousands (Unaudited)
		Six Months Ended
		June 30,	June 30,
		2015	2014
Free Cash
Flow:	Net cash provided by operating activities	$ 65,522	$ 115,280
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	8,746	7,960
	Purchases of property and equipment	(46,873)	(25,410)
	Free cash flow	$ 27,395	$ 97,830

[1] Free cash flow is a non-GAAP financial measure and is calculated from cash generated from operations, excluding tax benefits attributable to share-based compensation arrangements, reduced by the Company's investments in fixed assets. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. Management also believes this is a common financial measure useful to further evaluate the results of operations.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014
Share repurchases during the period	1,417	1,950	3,197	3,183
Average price paid per share[1]	$ 66.07	$ 64.88	$ 72.63	$ 63.41

[1] Shares repurchased on and before June 15, 2015 and the associated average cost per share have been adjusted to reflect the June 2015 two-for-one stock split.  Actual shares repurchased and acquired through employee surrender were 892,000 and 975,000 for the three months ended June 30, 2015 and 2014, respectively and 1,781,000 and 1,591,000 for the six months ended June 30, 2015 and 2014, respectively.

Shares remaining under repurchase authorization as of June 30, 2015 totaled 9,332,194.

Share repurchases include shares surrendered by employees in payment for the minimum required withholding taxes due on the vesting of restricted stock units and the settlement of deferred stock units.

Contact: Ed Garber, Director, Investor Relations, 1-207-556-8155

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